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                                                                      EXHIBIT 11


               NEUBERGER BERMAN, LLC AND SUBSIDIARIES
                AND NEUBERGER BERMAN MANAGEMENT INC.
             COMPUTATION OF NET INCOME PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                         FOR THE THREE MONTHS ENDED     FOR THE NINE MONTHS ENDED
                                                                 SEPTEMBER                      SEPTEMBER
                                                         --------------------------     -------------------------
                                                             1999           1998            1999         1998
                                                         ------------  ------------     ------------  -----------
Total average common stock used for earnings
   per share computation - basic and diluted                   42,675        42,565           42,710       42,641
                                                         ------------  ------------     ------------  -----------
Net income                                               $     60,407  $     71,500          201,487  $   221,204
                                                         ------------  ------------     ------------  -----------
Net income per common share - basic and diluted          $       1.42  $       1.68     $       4.72  $      5.19
                                                         ------------  ------------     ------------  -----------

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